Exhibit 10.4

SUMMARY OF COMPENSATION FOR
THE BOARD OF TRUSTEES OF
RPT REALTY

The following table sets forth the compensation program for non-employee Trustees:

Annual cash retainer (1)	$75,000
Additional cash retainer:
Chairman	125,000
Audit Committee chair	35,000
Compensation Committee chair	15,000
Nominating and Governance Committee chair	15,000

Annual equity retainer (value of restricted shares) (2)	100,000

(1)The annual cash retainer is equal to $175,000 less the grant date fair value, which approximates $100,000, of the restricted shares granted in the applicable year.
(2)Grants are made under the Trust's 2019 LTIP. The restricted shares vest over one year. The grant is made on July 1st or, if not a business day, the business day prior to July 1st. During 2022, 10,112 shares were granted to each Trustee that was in service as of the July 1st date.

The Trust also reimburses all Trustees for all expenses incurred in connection with attending any meetings or performing their duties as Trustees.